Exhibit 99.2

NEWS RELEASE

Athersys, Inc. Announces Proposed Public Offering

November 07, 2022

CLEVELAND—(BUSINESS WIRE)— Athersys, Inc. (Nasdaq: ATHX) (“Athersys” or the “Company”) today announced that it intends to offer and sell shares of its common stock (or common stock equivalents in lieu thereof) and warrants to purchase common stock, subject to market and other conditions, in a public offering. All of the securities to be sold in the offering are to be offered by Athersys. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The Company intends to use the net proceeds from the offering for general corporate purposes.

A.G.P./Alliance Global Partners is acting as sole placement agent for the offering on a best efforts basis.

This offering of the common stock, common stock equivalents and warrants is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-235945) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). The offering will be made only by means of a prospectus supplement and accompanying base prospectus, as may be further supplemented by any free writing prospectus and/or pricing supplement that Athersys may file with the SEC. The preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that Athersys has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about Athersys and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Athersys

Athersys is a biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product, initially for disease indications in the neurological, inflammatory and immune and other critical care indications and has two ongoing clinical trials evaluating this potential regenerative medicine product.

Athersys

Ellen Gurley

Manager of Corporate Communications and Investor Relations

ir@athersys.com

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

Source: Athersys, Inc.

2